Exhibit 4.7

NIVALIS THERAPEUTICS, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I: PURPOSE AND SCOPE OF THE PLAN

1.1.         Purpose and Scope.  The purpose of the Nivalis Therapeutics, Inc. Employee Stock Purchase Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

ARTICLE II: DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1.         “Administrator” shall mean the Committee, or such individuals to which authority to provide administrative services under this Plan has been delegated under Section 7.1 hereof.

2.2.         “Board” shall mean the Board of Directors of the Company.

2.3.         “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4.         “Committee” shall mean the Compensation Committee of the Board.

2.5.         “Common Stock” shall mean the common stock of the Company.

2.6.         “Company” shall mean Nivalis Therapeutics, Inc., a Delaware corporations, including any successor thereto.

2.7.         “Compensation” shall mean the regular straight-time earnings or base salary, bonuses and commissions paid to an Employee from the Company as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards, and any contributions made by the Company to any employee benefit plan.

2.8.         “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

2.9.         “Effective Date” shall mean the date this Plan is adopted by the Board, provided that the Plan is approved by the Company’s shareholders within twelve (12) months of such adoption by the Board.

2.10.       “Eligible Employee” shall mean an Employee who (a) who customarily works at least twenty (20) hours per week and is customarily employed for more than five (5) months in a calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or a sub-set of such highly compensated employees.

2.11.       “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary as an “employee” within the meaning of Section 3401(c) of the Code pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.12.       “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.2 hereof.

2.13.       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.14.       “Fair Market Value” shall mean the closing sales price for a share of Common Stock as quoted on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.  If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Administrator in its good faith discretion.

2.15.       “Grant Date” shall mean the first Trading Day of an Offering Period.

2.16.       “Offering Period” shall mean, unless otherwise determined by the Committee, a period of six months commencing on such date or dates as the Committee determines; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

2.17.       “Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.18.       “Option Price” shall mean eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock.

2.19.       “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.

2.20.       “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.21.       “Plan” shall mean the Nivalis Therapeutics, Inc. Employee Stock Purchase Plan, as amended from time to time.

2.22.       “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.23.       “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.

2.24.       “Trading Day” shall mean a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, shall mean a business day, as determined by the Administrator in good faith.

ARTICLE III: PARTICIPATION

3.1.         Eligibility.

(a)         Any Eligible Employee employed by the Company or a Designated Subsidiary on the first day of an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V hereof, and the requirements of Section 423 of the Code.

(b)         Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or any Parent or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company or any Parent or Subsidiary accrues at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such Option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations promulgated thereunder.

3.2.         Election to Participate; Payroll Deductions.

(a)         An Eligible Employee may become a Participant in the Plan by properly competing a payroll deduction authorization and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator, in its sole discretion. By submitting a payroll deduction authorization, the Eligible Employee authorizes payroll deductions not to exceed 15% of the Participant’s Compensation. Amounts deducted from a Participant’s Compensation with respect to an Offering Period shall be credited to the Participant’s Plan Account.

(b)         During an Offering Period, a Participant may decrease the amount deducted from such Participant’s Compensation only once. To make such a change, the Participant must submit a new payroll deduction authorization authorizing the new rate of payroll deductions at least ten (10) calendar days before the Exercise Date for such Offering Period. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(c)         Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a new payroll deduction authorization, or unless such Participant becomes ineligible for participation in the Plan.

(d)         No payroll deduction authorization shall become binding upon the Company until it has been accepted by the Administrator. The Administrator shall have the right, in its sole discretion, to reject any payroll deduction authorization that (i) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator or (ii) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked.  Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by refunding such amounts without interest.  The rejection of a payroll deduction authorization for one or more Offering Periods shall not affect the ability or right of the Administrator to accept or reject a payroll deduction authorization for any subsequent Offering Period.

ARTICLE IV: PURCHASE OF SHARES

4.1.         Grant of Option.  Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to adjustment in accordance with Sections 5.2 and 5.3 hereof and the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) the amount in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 25,000 shares of Common Stock.  The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods.

4.2.         Purchase of Shares.

(a)         On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant. As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by such Participant shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company.

(b)         If the Company is prevented by applicable securities laws from selling stock as of any date, no purchase shall be made on such date and Options shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of stock have been removed or otherwise cease to exist; provided, that such Options shall expire and may not be exercised after the expiration of the twenty-seven (27) month period starting on the Grant Date applicable to such Options.

4.3.         Transferability of Rights.  An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant.  No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

ARTICLE V: COMMON STOCK

5.1.         Common Stock Reserved.  Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be 231,800.  Shares of Common Stock made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan.

5.2.         Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Corporate Transaction.

(a)         Changes in Capitalization.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Option Price and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Sections 4.1 and 5.1 hereof.

(b)         Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date, and the Offering Period shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee.  The new Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation.  At least ten (10) days before the new Exercise Date, the Administrator will provide each Participant with written notice, which may be electronic, of the new Exercise Date and that the Participant’s option will be exercised automatically on such date, unless before such time, such Participant has withdrawn from the Plan pursuant to Section 6.1 hereof or, has ceased to be an Eligible Employee pursuant to Section 6.2 hereof.

(c)         Corporate Transaction.  In the event of the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code with respect to the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a new Exercise Date on which the Offering Period will end.  The new Exercise Date shall be before the date of the Company’s proposed sale or merger.  At least ten (10) days before the new Exercise Date, the Administrator will provide each Participant with written notice, which may be electronic, of the new Exercise Date and that the Participant’s option will be exercised automatically on such date, unless before such time, such Participant has withdrawn from the Plan pursuant to Section 6.1 hereof or, has ceased to be an Eligible Employee pursuant to Section 6.2 hereof.

5.3.         Insufficient Shares.  If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised would exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as the Administrator shall determine in its sole discretion to be equitable among Participants exercising Options on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate.  If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within thirty (30) days after such Exercise Date, without any interest thereon.

5.4.         Rights as Stockholders.  With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder.  A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of his or her Option.

ARTICLE VI: TERMINATION OF PARTICIPATION

6.1.         Cessation of Contributions; Voluntary Withdrawal.  A Participant may elect to withdraw from the Plan by delivering written notice of such election to the Administrator in such form and at such time prior to the Exercise Date for the then-current Offering Period as may be established by the Administrator. A Participant electing to withdraw from the Plan will be paid all amounts then credited to the Participant’s Plan Account in a lump-sum payment in cash, without interest, within thirty (30) days after such election is received by the Administrator. Upon such election, the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall automatically terminate.  If a Participant withdraws from the Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Article 3.

6.2.         Termination of Eligibility.  Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan,  and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE VII: GENERAL PROVISIONS

7.1.         Administration.  The Plan shall be administered by the Committee.  The Committee may delegate administrative tasks under the Plan to the Administrator to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. The Board may at any time and from time to time exercise any and all rights and duties of the Committee or the Administrator under the Plan.

It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)            To establish Offering Periods;

(ii)           To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);

(iii)          To select Designated Subsidiaries;

(iv)          To develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan;

(v)           To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder; and

(vi)          To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.

All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board, the Committee or the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board, the Committee and the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2.         Reports.  Individual accounts shall be maintained by the Administrator for each Participant in the Plan. Statements of Plan Accounts shall be given by the Administrator to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.3.         No Right to Employment.  Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.4.         Amendment and Termination of the Plan.

(a)         The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board, the Plan may not be amended (i) to increase the maximum number of shares of Common Stock subject to the Plan, (ii) to change the designation or class of Eligible Employees, or (iii) in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

(b)         In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence. Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)         If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the discretion of the Administrator, be accelerated). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

7.5.         Use of Funds; No Interest Paid.  All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose to the extent permitted by applicable law.  No interest shall be paid to any Participant or credited under the Plan.

7.6.         Approval by Stockholders.  No Option may be granted during any period of suspension of the Plan or after termination of the Plan.  The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months before or after the date of the Board’s adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall thereupon terminate and be canceled and become null and void without being exercised.

7.7.         Conformity to Securities Laws.  Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemption.  To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemption.

7.8.         Notice of Disposition of Shares.  Each Participant shall give the Company prompt written notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option.  The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.9.         Tax Withholding.  The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.10.       Governing Law.  The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware.

7.11.       Conditions To Issuance of Shares. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration.  In addition to the terms and conditions provided herein, the Board or the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock. The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator. Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.12.       Equal Rights and Privileges.  All Eligible Employees of the Company (or of any Designated Subsidiary) shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the regulations promulgated thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the regulations promulgated thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the regulations promulgated thereunder.

7.13.       Limitation on Liability.  Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act.  Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.

7.14.       Plan Document Controls.  In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of such other document or communication shall be null and void ab initio.

7.15.       Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.